Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Announces First Quarter 2006

Financial Results

Recent debt exchange and issuance provide company with increased liquidity and access to capital

May 4, 2006 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) reported financial results for the quarter ended March 31, 2006. Net loss for the quarter totaled $53.2 million. This included interest make-whole charges of $20.2 million and related non-cash expenses of $3.3 million associated with conversions into common stock of $59.8 million of its 6.75% convertible debt, a $1.9 million settlement expense, and a $0.5 million restructuring charge related to excess facilities. Excluding these debt-related, settlement, and restructuring expenses, net loss for the quarter was $27.3 million compared to a net loss of $39.1 million for the same period in 2005. Total revenues for the quarter were $0.02 million compared to $6.1 million in the first quarter of 2005. There were no net product sales for TRISENOX® (arsenic trioxide) for the quarter ended March 31, 2006, as a result of its divestiture to Cephalon in July 2005, compared to TRISENOX revenues of $6.0 million in the same period in 2005.

The Company ended the quarter with approximately $50.3 million in cash and cash equivalents, securities available-for-sale, restricted cash, and interest receivable, before taking into account net proceeds of $31.4 million from the recent financing and convertible notes exchange.

“We have worked diligently to manage expenses while strengthening our balance sheet by restructuring debt and raising additional capital,” said James A. Bianco, M.D., President and CEO of CTI. “We are making progress on the PIONEER trial and we also are working with women’s health and lung cancer advocacy groups to raise the awareness of the dangers of lung cancer, which is the number one cancer killer of both men and women.”

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Page 2 of 3	CTI 1Q06 Financial Results

Recent Highlights

•	Announced that the U.S. Food and Drug Administration (FDA) confirmed that XYOTAX™ (paclitaxel poliglumex) qualifies for fast track designation for the treatment of PS2 (poor performance status) women with first-line advanced non-small cell lung cancer (NSCLC), which is currently being studied in the PIONEER clinical trial

•	Presented updated results of phase II study of XYOTAX in combination with carboplatin, known as PGT202, in which women on the trial had an estimated one-year survival double that of their male counterparts (36 percent and 16 percent, respectively) and women with normal estrogen levels had a longer estimated median survival than women with low estrogen levels (approximately 7.2 months and 4.2 months, respectively)

•	Presented preliminary results of a phase I/II clinical trial of pixantrone in 64 patients with relapsed, aggressive non-Hodgkin’s lymphoma who had previously failed one or two prior chemotherapy regimens, which demonstrated high complete and overall response rates (in excess of 40 and 70 percent, respectively) with a pixantrone combination regimen known as CPOP

•	Announced that the United States Patent and Trademark Office granted a patent, expiring in April 2022, for analogs of CT-45099, a new class of small molecule antitubulin agents with potent antiproliferative and tumor killing activity

•	Regained our development and commercialization rights of XYOTAX in Japan and several other Asian countries from Chugai

•	Hired Dan Eramian, former Vice President of Communications at Biotechnology Industry Organization (BIO), as Executive Vice President of Corporate Communications

About the PIONEER clinical trial

The PIONEER clinical trial is targeting approximately 170 sites in the United States, Eastern Europe, and Latin America. CTI expects to enroll approximately 600 PS2 chemotherapy-naïve women with advanced stage NSCLC. Each study arm of approximately 300 patients will be randomized to receive either XYOTAX 175mg/m2 or paclitaxel 175mg/m2 once every three weeks. The primary endpoint is superior overall survival with several secondary endpoints including disease control, response rate in patients with measurable disease, time to disease progression, and disease-related symptoms.

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Page 3 of 3	CTI 1Q06 Financial Results

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include statements about future financial and operating results that could affect the development of CTI’s products under development, including XYOTAX and pixantrone. These risks include, but are not limited to, preclinical and clinical developments in the biopharmaceutical industry in general and with , the potential failure of XYOTAX to prove safe and effective or to be approved for use in non-small cell lung and ovarian cancers, the potential failure of pixantrone to prove safe and effective for relapsed aggressive non-Hodgkin’s lymphoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling CTI’s products under development, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

Media Contact:

Cell Therapeutics, Inc.

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

www.cticseattle.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2006	2005
Revenues:
Product sales	$—	$6,037
License and contract revenue	20	103

Total revenues	20	6,140

Operating expenses:
Cost of product sold	—	246
Research and development	16,015	22,063
Selling, general and administrative	10,103	19,326
Amortization of purchased intangibles	189	253
Restructuring charges and related asset impairments	460	—

Total operating expenses	26,767	41,888

Loss from operations	(26,747)	(35,748)
Other income (expense):
Investment and other income	542	480
Interest expense	(8,628)	(3,893)
Foreign exchange gain	291	29
Make-whole interest expense	(20,166)	—
Gain on derivative liability	3,424	—
Settlement expense	(1,919)	—

Net loss	$(53,203)	$(39,132)

Basic and diluted net loss per share	$(0.59)	$(0.62)

Shares used in calculation of basic and diluted net loss per share	90,000	63,303

	(amounts in thousands)
	March 31, 2006	December 31, 2005
Balance Sheet Data:
Cash and cash equivalents, securities available-for-sale and interest receivable	$44,396	$69,067
Restricted cash	5,943	25,596
Working capital	30,500	76,288
Total assets	103,316	155,440
Convertible debt	170,903	230,765
Accumulated deficit	(878,492)	(825,289)
Shareholders’ deficit	(98,941)	(107,097)